EXHIBIT 99.1

PRESS RELEASE     Source: GeneMax Corp.

GENEMAX CORPORATION'S TAP-1 TECHNOLOGY CORROBORATED IN MODELS OF SKIN CANCER Monday May 10, 9:02 am ET

VANCOUVER,  May 10  /PRNewswire-FirstCall/  - GeneMax Corp. (OTC Bulletin Board:
GMXX; Frankfurt: GX1) Today, GeneMax Corp. announced that its patented TAP-1 anti-cancer technology is effective in generating immune responses against melanoma in mice. A recent article in the Journal of Immunology corroborates GeneMax's TAP-1 technology (Transporters Associated with Antigen Processing) that promotes an immune response that destroys these cancer cells. In this study, two leading edge vaccine approaches (adenovirus and dendritic cell-based) were tested for their efficacy against melanoma (skin cancer) cells. Experiments with both tumor vaccines demonstrated that introduction of TAP-1 to the melanoma cells increased the recognition and destruction of the cancer cells by the immune system. The article entitled "CTL-Dependent and -Independent Antitumor Immunity is Determined by the Tumor Not the Vaccine", can be found in the May 1, 2004 issue of the Journal of Immunology (reference 1;172(9):5200-5205).

Ronald L. Handford, President & CEO of GeneMax remarked, "Further corroboration of our core technology demonstrates the potential of GeneMax's TAP-1 cancer immunotherapy to affect a wide variety of cancers. These additional findings suggest that many cancer vaccines under development by a variety of universities and competing companies will not be maximally effective unless TAP-1 is expressed in the cancer cells. GeneMax's TAP-1 vaccine technology increases TAP expression in cancer cells making them visible to the immune system and allowing for their effective destruction. GeneMax's anti-cancer technology thus addresses a fundamental need in the field of cancer immunotherapies."

Collaborating authors of the article include Professor Wilfred Jefferies and Dr. Qian-Jin Zhang, of the Biomedical Research Centre and Biotechnology Laboratory at the University of British Columbia, Canada and Jaina Leitch, Dr. Yonghong Wan, Dr. Jonathan L. Bramson, Katie Fraser, Cecilia Lane, Dr. Kelley Putzu and Dr. Gosse J. Adema of McMaster University, Hamilton, Ontario, Canada. Professor Jefferies is GeneMax's Chairman and Chief Scientific Officer. The research that led to the scientific publication was supported by grants from the Canadian Institutes of Health Research (CIHR) and the Canadian Network for Vaccines and Immunotherapeutics (CANVAC), as well as funding from GeneMax through its Collaborative Research Agreement with The University of British Columbia.

About GeneMax Corp.: GeneMax Corp. is a biotechnology company specializing in the discovery and development of immunotherapeutics aimed at the treatment and eradication of cancer, and therapies for infectious diseases, autoimmune disorders and transplant tissue rejection. It is currently producing and testing a cancer vaccine in anticipation of clinical trials.

    For further information:
    Contact: Kendra Payne
    Phone: Toll Free (866) 872-0077 or (604) 714-1225, Fax: (604) 331-0877

    Stock Exchange Information: (Symbol: OTCBB - GMXX, Symbol FWB - GX1,
    WKN: 645096, ISN: US36870Q1031)

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